UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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McINTOSH BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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McINTOSH BANCSHARES, INC.

210 SOUTH OAK STREET

JACKSON, GEORGIA 30233

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholder:

We cordially invite you to attend the 2005 Annual Meeting of Shareholders of McIntosh Bancshares, Inc., the parent company for McIntosh State Bank and McIntosh Financial Services, Inc. At the meeting, we will report on our performance in 2004 and answer your questions. We look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 19, 2005 at 4:00 p.m. at our operations center located at 264 Alabama Boulevard, Jackson, Georgia 30233 for the following purposes:

1.	To elect two members to the Board of Directors, Class I directors John L. Carter and William T. Webb, whose terms are to expire in 2008; and

2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on April 15, 2005 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company’s offices prior to the meeting.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to our transfer agent as promptly as possible in the envelope provided.

By Order of the Board of Directors,

William K. Malone Chairman of the Board and Chief Executive Officer

April 21, 2005

Jackson, Georgia

McINTOSH BANCSHARES, INC.

210 SOUTH OAK STREET

JACKSON, GEORGIA 30233

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON MAY 19, 2005

Our Board of Directors is soliciting proxies for the 2005 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

VOTING INFORMATION

The Board set April 15, 2005 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 1,119,409 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum.

When you sign the proxy card, you appoint William K. Malone or James P. Doyle as your representative at the meeting. Mr. Malone and Mr. Doyle, or either of them, will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Malone or Mr. Doyle will vote your proxy for the election to the Board of Directors of all nominees listed below under “Election Of Directors.” We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Malone or Mr. Doyle will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 21, 2005.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class I directors will expire at the meeting. The terms of the Class II directors will expire at the 2006 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III
John L. Carter (Nominee)	Dennis Keith Fortson	William K. Malone
William T. Webb (Nominee)	Thurman L. Willis, Jr.	J. Paul Holmes
George C. Barber

Shareholders will elect two nominees as Class I directors at the meeting to serve a three-year term, expiring at the 2008 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the two nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

The Board of Directors recommends that you elect John L. Carter and William T. Webb as Class I directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Malone or Mr. Doyle will vote your proxy to elect Mr. Carter and Mr. Webb. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Malone or Mr. Doyle will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

Set forth below is certain information about the nominees.

John L. Carter - Mr. Carter was elected to the Board of Directors of both the Company and the Bank on January 30, 1995. Mr. Carter serves as a member of the Loan Committee, Audit Committee, Nominating Committee, Compensation Committee and Asset/Liability Committee. He is the President of C&M Oil Company, Inc., Park Avenue of Jackson, Inc., Carter & White, Inc. and May and Carter Oil Company, Inc. Mr. Carter is 56 years old.

William T. Webb - Mr. Webb was elected to the Board of Directors of both the Company and the Bank on January 30, 1995. Mr. Webb serves on the Loan Committee, Audit Committee, Nominating Committee, Compensation Committee and Asset/Liability Committee. He is President of L. C. Webb, Inc., a local grocery store. Mr. Webb is 60 years old.

Set forth below is also information about each of the Company’s other directors.

George C. Barber - Mr. Barber was elected to the Board of Directors of the Company on May 20, 2004. Mr. Barber serves as a member of the Audit Committee, Loan Committee and Nominating Committee. Mr. Barber serves as President of Fresh Air Bar-B-Que Jackson and Macon, Inc., President of Fresh Air Bar-B-Que, LLC and Vice President of Barber Bros., Inc.

Dennis Keith Fortson - Dr. Fortson was elected to the Board of Directors of the Company upon its formation on October 11, 1990. Dr. Fortson was elected to the Board of Directors of the Bank on November 9, 1989. He serves on the Loan Committee, Nominating Committee, Compensation Committee and Audit Committee. He is the owner of D. Keith Fortson, DMD, PC and McIntosh Cottage Antiques.

James Paul Holmes, Jr. - James Paul Holmes, Jr. was elected to the Board of Directors of the Company on May 20, 2004. Mr. Holmes serves as a member of the Compensation Committee, Asset/Liability Committee and Nominating Committee. He is Vice-Chairman of Life of the South Insurance Company.

William K. Malone - Mr. Malone has been employed by the Company or its predecessors for the past 29 years. He was elected to the Board of Directors of the Company upon its formation on October 11, 1990, and serves as Chairman of the Board and Chief Executive Officer. He was elected to the Board of Directors of the Bank on January 29, 1976 and serves as Chairman of the Board, Chief Executive Officer and President. He is the Chairman of the Loan Committee and 401(k) & Profit Sharing Administrative Committee and serves as a member of the Compliance Committee and the Asset/Liability Committee. Mr. Malone is also the Chairman of McIntosh Financial Services.

Thurman L. Willis, Jr. - Mr. Willis has been employed by the Company or its predecessors for 34 years. Mr. Willis was elected to the Board of Directors of the Company on January 30, 1997 and is its President and Chief Operating Officer. He was elected to the Board of Directors of the Bank on August 22, 1996 and serves as President of the Monticello office. He is a member of the Loan Committee, Asset/Liability Committee and 401(k) & Profit Sharing Administrative Committee. Mr. Willis is a director and President of McIntosh Financial Services. He is also the President of Thurman Willis, Inc., which owns a motel and fast food restaurant.

Description of Business

General

McIntosh Bancshares, Inc. (the “Company”), a registered bank holding company, was incorporated under the laws of Georgia in 1990 and acquired 100% of the outstanding shares of McIntosh State Bank (the “Bank”) on April 25, 1991. The Bank was incorporated under the laws of Georgia on February 14, 1964. In March 1998 the Company capitalized a wholly owned subsidiary, McIntosh Financial Services, Inc. (“MFS”), which was incorporated under the laws of Georgia on January 8, 1998.

Services

The Bank is a community oriented, full-service commercial bank, serving the Georgia counties of Butts, Jasper, and South Henry through offices in Jackson, Monticello, and Locust Grove. The Bank has four automated teller machines (ATMs). The Bank emphasizes autonomy for each office with decisions made locally. The Bank offers checking, savings, individual retirement and time deposit accounts, safe deposit boxes, issues ATM and debit cards, conducts wire transfers, and offers internet banking and cash management services. The Bank offers lending services for purposes such as commercial, industrial, real estate, municipal, and leasehold financing as well as offers personal secured and unsecured credit. The Bank provides secondary market financing for conforming residential real estate loans through conventional, Veterans Administration, Federal Housing Administration, or Georgia Residential Financial Administration programs. Neither the Company nor the Bank generates a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, the Company has no significant risks attributable to foreign operations.

MFS offers mutual fund investments, fixed and variable annuities, life, health, and long term care insurance, estate planning, and investment management services. MFS has a separate office in the Bank’s Jackson office.

Loans

The Bank grants both secured and unsecured loans to individuals and businesses. As of December 31, 2004, the Bank’s loan portfolio totaled $232,583,283.

Although the Bank has a diversified loan portfolio, a substantial portion is secured by improved and unimproved real estate which is dependent on the real estate market. As of December 31, 2004, the Bank had a concentration of loans to finance the acquisition, development, and construction (AD&C) of multifamily, commercial, and residential real estate. This AD&C concentration, including associated unfunded commitments, totals $63,576,389 and represents 24.95% of gross loans and unfunded loan commitments. The Bank has established a maximum of 37.50% of gross loans plus unfunded commitments on the AD&C portion of the portfolio.

Lending Policy

Standards for extensions of credit are contained in the Bank’s loan policy. Loans are predominately from borrowers within the Bank’s delineated areas of Butts, Jasper and South Henry counties. Loans are granted to individuals or businesses on either an unsecured or secured basis. Limits covering the maximum amount of indirect and direct debt to any one borrower, the maximum amount a loan officer may lend, the maximum amount of funds that may be advanced on certain collateral, and the maximum lending authority of the Bank’s loan committee and individual loan officers are contained in the loan policy. The loan policy is reviewed and approved annually by the Bank’s board of directors.

Loan Review and Non-Performing Assets

The Bank contracts with a third party for its loan review. The scope of loan review represented a cumulative total 56% of the portfolio outstanding as of December 31, 2004, and included all commercial credit, all classified (Substandard and Doubtful) or Watch rated loans, and a sample of the consumer loan portfolio. Also included in the scope of loan review are loan administration matters such as potential violations of law, policy and documentation exceptions, and credit collection efforts. Loan review is conducted quarterly. The results are presented to the Company’s Audit Committee.

All loans are graded according to an initial risk assessment conducted by the originating loan officer. Thereafter, loan grades may change based on results of the external loan review process or an examination, at the direction of an office President, or if the loan becomes delinquent. The Bank’s practice is to charge-off loans when they become 120 days past due or are rated Loss. The Bank places loans on nonaccrual status once they become 90 days past due. Exceptions may apply if the loan is consumer installment debt or if the loan is secured by a 1-4 family residence and in the process of collection.

Investment Policy

The Bank’s investment policy establishes objectives for the investment portfolio and the guidelines for bank investments. Bank investments provide liquidity to accommodate deposit or loan fluctuations, secure public deposits, and supplement bank earnings consistent with liquidity, interest sensitivity, and credit quality considerations. Provisions of the investment policy address investment authority and oversight, permissible investments, accounting treatment, selection and monitoring of broker/dealers, and unsuitable investment practices. Portfolio composition and performance as well as individual transactions are regularly reviewed by the Bank’s Asset/Liability Committee (ALCO) and the board of directors. The investment policy is reviewed and approved by the Board of Directors annually.

Asset/Liability Management

The Bank’s assets/liabilities, liquidity, and interest rate risk policy establishes an ALCO which is responsible for measuring, monitoring, and managing exposure to adverse interest rate movements. ALCO is composed of the Bank’s CEO, CFO, office Presidents, Chief Credit Officer and two outside directors. The Bank manages exposure to interest rate movements by modeling static gap, economic value of equity (EVE), and earnings at risk.

Liquidity is measured utilizing a calculation accepted by the Bank’s regulatory authorities. A liquidity ratio of 10.0% or greater and a loan to funding ratio of less than 85%

have been approved by the board of directors as suitable measures of liquidity. As of December 31, 2004, the Bank’s liquidity and loan to funding ratios were 10.26% and 83.19%, respectively. As a secondary source of liquidity, the Bank has lines of credit with its correspondent banks and the Federal Home Loan Bank totaling $86.5 million. As of December 31, 2004, $22 million was outstanding under these lines.

Payment of Dividends

The Company is a legal entity separate and distinct from the Bank. Most of the revenues of the Company result from dividends paid to it by the Bank. There are statutory and regulatory requirements applicable to the payment of dividends by the Bank to the Company, its shareholder. Under DBF regulations, the Bank may not declare and pay dividends out of retained earnings without first obtaining the written permission of the DBF unless such bank meets the following requirements: (i) total classified assets as of the most recent examination of the bank does not exceed 80% of equity capital (as defined by the regulation); (ii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits after taxes but before dividends for the previous calendar year; and (iii) the ratio of equity capital to adjusted assets is not less than 6%.

The payment of dividends by the Company and the Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. The Federal Reserve maintains that a bank holding company must serve as source of financial strength to its subsidiary banks. As a result, the Company may be required to provide financial support to the Bank at a time when, absent such Federal Reserve requirement, the Company may not deem it advisable to provide such assistance. Similarly, the FDIC maintains that insured banks should generally only pay dividends out of current operating earnings and dividends should only be declared and paid after consideration of the bank’s capital adequacy in relation to its assets, deposits, and such other items. The amount available by the Bank to pay the Company in dividends during 2004 and without prior approval of the DBF was $1,751,096. During the year ending December 31, 2004, the Company declared and paid cash dividends totaling $650,000, or 17.90% of net earnings.

Employees

At December 31, 2004 the Bank had 102.5 full time equivalent employees. The Bank is not a party to any collective bargaining agreement.

Market For Common Equity And Related Stockholder Matters

There is no established public trading market for the Company’s common stock. It is not traded on an exchange or in the over-the-counter market. There is no assurance that an active market will develop for the Company’s common stock in the future. Therefore, management of the Company is furnished with only limited information concerning trades of the Company’s common stock. The following table sets forth for each quarter during the most two recent fiscal years the number of shares traded and the high and low per share sales prices to the extent known to management.

YEAR 2004	NUMBER OF SHARES TRADED	HIGH SALES PRICE (Per Share)	LOW SALES PRICE (Per Share)
First Quarter	4,678 Shares	$37.00	$32.00
Second Quarter	2,655 Shares	$38.00	$35.00
Third Quarter	3,016 Shares	$40.00	$35.00
Fourth Quarter	1,786 Shares	$40.00	$38.00

YEAR 2003	NUMBER OF SHARES TRADED	HIGH SALES PRICE (Per Share)	LOW SALES PRICE (Per Share)
First Quarter	2,378 Shares	$35.00	$32.00
Second Quarter	2,770 Shares	$32.00	$32.00
Third Quarter	6,023 Shares	$32.00	$32.00
Fourth Quarter	4,459 Shares	$35.00	$32.00

The Company has begun paying dividends on a quarterly basis. Any declaration and payment of dividends will be based on the Company’s earnings, economic conditions, and the evaluation by the Board of Directors of other relevant factors. The Company’s ability to pay dividends is dependent on cash dividends paid to it by McIntosh State Bank, its wholly-owned subsidiary. The ability of the bank to pay dividends to the Company is restricted by applicable regulatory requirements. The Company paid an annual dividend of $0.45 per share in 2003 and an annual dividend of $0.60 per share in 2004.

As of March 22, 2005 there were 1,119,409 shares of the Company’s common stock issued and outstanding held of record by approximately 592 persons (not including the number of persons or entities holding stock in nominee or street name through various brokerage houses).

In 1998 the Company adopted an incentive stock option plan which authorized the Company to issue to officers and other key employees of McIntosh State Bank options to purchase in the aggregate as many as 35,000 shares of the Company’s common stock. The number of shares so authorized was subject to increase in the event, among other matters, of a stock dividend. As a result of the stock dividends declared by the Company in 2000 and 2001, there are now 52,938 shares of its common stock for which such options may be granted. Options to purchase 51,219 shares of its common stock have been issued pursuant to the 1998 Incentive Stock Option Plan as of March 22, 2005.

Directors, Executive Officers, Promoters and Control Persons

The Board of Directors of the Company is currently composed of seven (7) members, each of whom serves for a term of three (3) years. Executive officers are elected annually by the Board of Directors and serve at the Board’s discretion.

The following table sets forth information with respect to the directors and executive officers of the Company.

NAME	AGE	POSITION	YEAR FIRST ELECTED OR APPOINTED[1]	EXPIRATION OF TERM
MALONE, WILLIAM K.	57	Chairman of the Board, Chief Executive Officer and Director of McIntosh Bancshares, Inc., Chairman of the Board, Chief Executive Officer and President of McIntosh State Bank, Chairman of the Board, McIntosh Financial Services	1976	2007

FORTSON, DENNIS KEITH	50	Director	1989	2006

CARTER, JOHN L.	56	Director	1995	2005

HOLMES, J. PAUL	65	Director	2004	2007

[1]	Refers to the year the individual first became a director of the Bank or Company. All directors of the Bank in 1990 became directors of the Company when it was incorporated in that year

WEBB, WILLIAM T.	60	Director	1995	2005

BARBER, GEORGE C.	46	Director	2004	2007

WILLIS, JR., THURMAN L.	56	President, Chief Operating Officer and Director of McIntosh Bancshares, Inc.; President, McIntosh State Bank (Monticello), President of McIntosh Financial Services	1996	2006

DOYLE, JAMES P.	39	Secretary of McIntosh Bancshares, Inc.; Senior Vice President, Chief Financial Officer, and Secretary of McIntosh State Bank; Director of McIntosh Financial Services	—	—

Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

The following table sets forth the cash and non-cash compensation awarded to or earned by the chief executive officer and for the Company’s two other most highly compensated named executive officers whose total salary and bonus exceeded $100,000 in 2004. No other named executive officer had a salary and bonus during the fiscal year ended December 31, 2004 that exceeded $100,000 for services rendered in all capacities to the Company and the Bank.

SUMMARY COMPENSATION TABLE

						Long Term Compensation
		Annual Compensation				Awards		Payouts
(a) Name and Position	(b) Year	(c) Salary ($)	(d) Bonus(1) ($)	(e) Other Annual Compensation ($)		(f) Restricted Stock Awards ($)	(g) Securities Underlying Options/ SARS (#)(2)	(h) LTIP Payouts ($)	(i) All Other Compensation ($)
William K. Malone,	2004	192,000	24,652	100,987	(3)	—	—	—	—
Chairman, CEO, President,	2003	184,004	32,623	144,590	(3)	—	7,500	—
McIntosh State Bank	2002	175,000	24,589	114,973	(3)	—	—	—	—

Thurman L. Willis, COO,	2004	163,000	21,142	86,609	(4)	—	—	—	—
McIntosh State Bank	2003	160,000	24,657	62,315	(4)	—	4,500.5	—	—
(Monticello)	2002	160,000	24,080	59,867	(4)	—	—	—	—

James P. Doyle	2004	117,600	16,397	20,523	(5)	—	—	—	—
Sr. Vice President,	2003	112,004	22,743	19,024	(5)	—	2,000	—	—
Chief Financial Officer	2002	105,000	16,317	20,241	(5)	—	—	—	—

[1]	A portion of the amount shown represents bonus paid based on performance for the year in which it is reported. Actual payout to the officers occurred within the first quarter of the following year.

[2]	Represents the split adjusted number of options to purchase common stock granted to each executive pursuant to the McIntosh Bancshares, Inc. 1998 Incentive Stock Option Plan. One-fifth of the options vest on each anniversary of the grant, September 18, 2003, and are exercisable at the split adjusted price of $32.00 per share.

[3]	Includes profit-sharing contributions to employee’s account in the amounts of $9,822, $10,840 and $14,670, in the years 2004, 2003 and 2002, respectively. Also includes liability incurred by the Company for the employee’s salary continuation plan in the amounts of $53,626, $99,249 and $69,034, for the years 2004, 2003, and 2002, respectively.

[4]	Includes profit-sharing contributions to employee’s account in the amounts of $9,259, $10,250 and $13,027, in the years 2004, 2003 and 2002, respectively. Also includes liability incurred by the Company for the employee’s salary continuation plan in the amounts of $48,074, $25,601 and $22,002, for the years 2004, 2003, and 2002, respectively.

[5]	Includes profit-sharing contributions to employee’s account in the amounts of $6,763, $7,001 and $8,777, in the years 2004, 2003 and 2002, respectively. Also includes liability incurred by the Company for the employee’s salary continuation plan in the amounts of $2,961, $2,777 and $2,257, for the years 2004, 2003, and 2002, respectively.

The following table sets forth for each of the named executive officers the fiscal year-end value of unexercised stock options:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARS at FY-End (#) (Exercisable/Unexercisable)	Value of Unexercised in-the-money options/SARS at FY-End ($)(1) (Exercisable/Unexercisable)
(a)	(b)	(c)	(d)	(e)
William K. Malone, CEO	0	0	15,125/7,500	$155,031/60,000
Thurman L. Willis, President, McIntosh State Bank (Monticello)	0	0	12,244/3,600	$123,540/28,803
James P. Doyle Sr. Vice President, Chief Financial Officer	0	0	4,181/1,600	$41,973/12,800

[1]	Determined by multiplying the number of option shares by the difference between the current market value of $40.00 per share and the weighted average exercise.

Each director of the Company is paid $600.00 for each meeting of the Board of Directors, regardless of whether that meeting is attended. Each committee member is also paid $100.00 for each committee meeting attended.

The Bank has entered into change in control agreements with William K. Malone, James P. Doyle and Thurman L. Willis. Each of the agreements provides that in the event the employee is terminated within a specified period of time following the merger, acquisition or other change in control of either the Company or the Bank, other than for cause or the employee’s disability, retirement or death, or in the event the employee terminates the employment for reasons specified in the agreement, the employee shall be paid the salary, bonuses and benefits provided for during his employment for the balance of that period. For Messrs. Malone and Willis the benefits are for a period of two (2) years and for Mr. Doyle the benefits are payable for a period of one (1) year. The agreement with Mr. Doyle was entered into on June 17, 1999; the agreements with the other employees were entered into on March 12, 1998. Each agreement is for an initial term of three (3) years, and is subject to being renewed by the Board of Directors in its discretion for consecutive one (1) year terms. The agreements are presently in effect with each of the three identified named executive officers.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 1, 2005, persons or groups who are known by the Company to own more than five percent (5%) of its common stock, and also sets forth, as of that same date, common stock ownership by directors, nominees and executive officers of the Company. Other than as noted below, management knows of no person or group that owns more than five percent (5%) of the outstanding shares of the Company’s common stock.

NAME AND ADDRESS OF BENEFICIAL OWNERS, DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF SHARES OF COMMON STOCK OUTSTANDING
ESTATE OF RUFUS ADAMS Carol Garland - Executrix 4349 Old Club Drive Macon, Georgia 31210	110,762(2)	9.59%

JOHN L. CARTER P.O. Box 949 Jackson, Georgia 30233	6,757	— (3)

JAMES P. DOYLE 188 Buttrill Court Jackson, Georgia 30233-5456	4,846(4)	— (3)

DENNIS KEITH FORTSON 333 Fox Hollow Wood Jackson, Georgia 30233-2709	17,138(5)	1.48%

WILLIAM K. MALONE P.O. Box 932 Jackson, Georgia 30233	27,693(6)	2.40%

BARBER/BREWER FAMILY P. O. Box 339 Jenkinsburg, Georgia 30234	73,771(7)	6.38%

ARTHUR E. STODGHILL, SR. 545 Woodland Way Jackson, Georgia 30233-2625	59,146	5.12%

WILLIAM T. WEBB P.O. Box 33 Jackson, Georgia 30233	62,455(8)	5.41%

THURMAN L. WILLIS, JR. 1029 Maddox Street P.O. Box 415 Monticello, Georgia 31064	31,783(9)	2.75%

J. PAUL HOLMES P. O. Box 151 Monticello, Georgia 31024	302	— (3)

GEORGE C. BARBER P. O. Box 1154 Jackson, Georgia 30233	15,813	1.37%

All Directors, Nominees and named Executive Officers as a Group (8 persons)	166,787	14.44%

(1)	Includes shares of common stock held directly as well as by spouse or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise control voting and investment power.

(2)	Includes 468 shares owned by Mrs. Garland’s spouse, with respect to which Mrs. Garland disclaims beneficial ownership, and 101,149 shares owned by Rufus Adams Family Limited Partnership.

(3)	Less than one percent (1%) of the common stock outstanding.

(4)	Includes options to purchase 4,181 shares of common stock granted pursuant to McIntosh Bancshares, Inc. 1998 Incentive Stock Option Plan which are exercisable in the next sixty days.

(5)	Includes 4,322 shares held by Dr. D. Keith Fortson as custodian for minor children.

(6)	Includes 1,027 shares owned by Mr. Malone’s spouse, either individually or as custodian for children. Mr. Malone disclaims beneficial ownership of all such shares. Also includes options to purchase 15,125 shares of common stock granted pursuant to the McIntosh Bancshares, Inc. 1998 Incentive Stock Option Plan which are exercisable in the next sixty days.

(7)	The Barber/Brewer family consists of siblings Charlotte Barber and Ellen Brewer. Each of these individuals owns 22,851 and 22,095 shares, respectively, in her own name. The listed total includes 5,023 shares held jointly by Charlotte Barber and her children. In addition, the listed total includes 23,802 shares owned by the George W. Caston Trust, of which Charlotte Barber and Ellen Brewer are trustees. Charlotte Barber, Ellen Brewer and the George W. Caston Family Trust each disclaims beneficial ownership of those shares not titled in their respective names.

(8)	Mr. Webb owns all of his shares jointly with other family members.

(9)	Includes 19,539 shares owned by Mr. Willis’ child. Also includes options to purchase 12,244 shares of common stock granted pursuant to the McIntosh Bancshares, Inc. 1998 Incentive Stock Option Plan which are exercisable in the next sixty days.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	51,219	(1)	$30.51	1,719

Equity compensation plans not approved by security holders	None		—	—

Total	51,219		$30.51	None

(1)	Split Adjusted

Meetings and Committees of the Board of Directors

During the year ended December 31, 2004, the Board of Directors of the Company held seven meetings and the Board of Directors of McIntosh State Bank held twelve meetings. All of the directors of the Company and McIntosh State Bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

Audit Committee

The Company has an audit committee of the Board of Directors, which is comprised of four independent members, as defined by the National Association of Securities Dealers, Inc. (“NASD”). The audit committee recommends to the Board of Directors the independent accountants to be selected as the Company’s auditors and reviews the audit plan, financial statements and audit results.

The names of each member of McIntosh Bancshares, Inc.’s audit committee are: D. Keith Fortson, John L. Carter, George C. Barber and William T. Webb. Mr. Fortson served as Chairman of the audit committee in 2004. The Board of Directors adopted a written charter in 2002 for the audit committee, which is reviewed and reassessed for adequacy on an annual basis. The charter has not been amended. A copy of the audit committee’s written charter was included as Appendix A to the 2002 proxy statement. The audit committee does not have a financial expert as defined under Section 407 of the Sarbanes-Oxley Act of 2002. The Board of Directors has determined each member’s financial acumen to be very strong and therefore an audit committee financial expert, as defined, is not necessary for there to be a satisfactory discharge of the committee’s responsibilities to the Board of Directors and its shareholders.

The audit committee met six times in 2004. The audit committee has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditor the results of the audit and management’s responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the Board of Directors.

Audit Committee Report

The audit committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2004 with management. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Codifications of Statements on Auditing Standards, AU § 380), Communications with Audit Committees, as amended. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent accountants their independence. Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in McIntosh Bancshares, Inc.’s Annual Report on Form 10-KSB for filing with the Commission.

Submitted by the members of the Audit Committee: D. Keith Fortson, John L. Carter, George C. Barber and William T. Webb.

Nominating Committee

The Company has a nominating committee of the Board of Directors, which is comprised of five independent members, as defined by the National Association of Securities Dealers, Inc. (“NASD”). The names of each member are: D. Keith Fortson, Chairman, John L. Carter, George C. Barber, J. Paul Holmes and William T. Webb. The committee has adopted a written charter, a copy of which is available on the Company’s website at www.mcintoshbancshares.com. The nominating committee met three times in 2004. The committee does not have a formal written process for identifying and evaluating nominees other than the qualification requirements set forth by the Georgia Department of Banking and Finance. The nominating committee, comprised solely of independent members, recommends and votes on a slate of nominees to be put forth to a vote by the Company’s shareholders. The Company does not currently have a formal written policy with regard to the consideration of any director candidates recommended by security holders. The Board has determined that in view of the Company’s relative size and shareholder base, such a policy has been unnecessary in the past, although it will continually evaluate the appropriateness of developing such a policy in the coming year.

Compensation Committee

The compensation committee is responsible for establishing the compensation plans for the Company. The compensation committee met once in 2004. Its duties include the development with management of all benefit plans for employees of the Company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. The names of each member are: John L. Carter, Chairman, J. Paul Holmes, William T. Webb, George C. Barber and D. Keith Fortson.

Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

The Bank has followed a policy of granting various types of loans to executive officers and directors, to their family members, and to certain entities in which they have an interest. However, the loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s other customers, and do not involve more than the normal risk of collectibility, or present other unfavorable features. Otherwise, neither the Company nor the Bank has during the last two (2) years entered into, nor is there proposed, any transaction in which any director, executive officer, director nominee, or principal shareholder, or any member of their immediate family, had a direct or indirect material interest. As of December 31, 2003 directors and executive officers of the Company and entities with which they are affiliated were indebted to the Bank in the aggregate amount of $1,736,751. The Bank leases property from Director John L. Carter, through his company, May & Carter Oil Company, for the following:

Bank sign at 207 W. Third Street, Jackson, Georgia with payments of $3,000.00 each year for 2004, 2003, and 2002, respectively.

Bank ATM at 632 E. Third Street, Jackson, Georgia with payments of $6,764.04, $6,302.88 and $5,730.00 for the years 2004, 2003, and 2002, respectively.

The Bank sells credit life and accident and health (disability) insurance underwritten by Life of the South Insurance Company, which is a related interest of Director J. Paul Holmes. The Bank received commission income totaling $17,198, $14,497, and $30,100 for the years 2004, 2003, and 2002, respectively.

The Company and McIntosh State Bank have banking and other transactions in the ordinary course of business with directors and officers of the Company and McIntosh State Bank and their affiliates. It is the Company’s policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. The Company does not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to the Company or McIntosh State Bank. Loans to individual directors and officers must also comply with McIntosh State Bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. The Company intends for all of its transactions with its affiliates to be on terms no less favorable to the Company than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Legal Proceedings

The Bank is from time to time involved in various legal actions arising from normal business activities. Management believes that the liability, if any, arising from such actions will not have a material adverse effect on the Company’s financial condition. Neither the Bank nor the Company is a party to any proceeding to which any director, officer or affiliate of the issuer, any owner of more than five percent (5%) of its voting securities is a party adverse to the Bank or the Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company under Rule 16a-3(d) during 2004, no person who, at any time during 2004, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 2004 fiscal year or previously.

Independent Public Accountant

The Company has selected the firm of Porter Keadle Moore, LLP to serve as the independent auditors to the Company for the year ending December 31, 2005. The Company does not expect a representative from this firm to attend the annual meeting. There have been no changes in or disagreements with Porter Keadle Moore, LLP on accounting and financial disclosure in 2004.

During fiscal years 2004 and 2003, the Company paid its principal auditor, Porter Keadle Moore, LLP, to provide services in the following categories and amounts:

	2004	2003
Audit Fees	53,400.00	53,359.00
Audit Related Fees	5,600.00	10,217.00
Tax fees	7,730.00	9,000.00
All other Fees	7,000.00	1,650.00

Total	$73,730.00	$74,226.00

All audit and non-audit services are pre-approved by the Audit Committee.

Audit Related Fees represent fees paid for information technology audit and ACH audit services performed and review of the Company’s quarterly and annual regulatory filings with the SEC.

Tax Fees represent fees paid for assistance in the preparation of the Company’s state and federal income tax returns and reviewing quarterly estimated income tax payments.

Other Audit Fees represent fees paid for collateral testing to meet Federal Home Loan Bank requirements.

Changes in and Disagreements with Accountants

The principal independent account of the Company and of the Bank has not resigned, declined to stand for re-election, or been dismissed during the two most recent fiscal years or any later interim period.

Shareholder Communications with the Board of Directors

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 210 South Oak Street, Post Office Box 3818, Jackson, Georgia 30233.

The Company does not have a formal policy for director attendance at the Company’s annual meeting; however, all directors are encouraged to attend. All members of the Board of Directors attended last year’s annual meeting.

Shareholder Proposals for the 2006 Annual Meeting of Shareholders

If shareholders wish a proposal to be included in the Company’s proxy statement and form of proxy relating to the 2006 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the Company no later than December 16, 2005. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the Company’s bylaws relating to shareholder proposals in order to be included in the company’s proxy materials. Any proposals submitted by a shareholder outside the processes of Rule 14a-8 under the Exchange Act for presentation at the Company’s next annual meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if received by the Company less than 30 days prior to the date of such meeting, or, if notice of the meeting is given in a lesser period of time, more than 10 days after the date of such notice.

UPON WRITTEN REQUEST, A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-KSB, INCLUDING FINANCIAL STATEMENTS AND THE FINANCIAL SCHEDULES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SHALL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE. PLEASE DIRECT YOUR WRITTEN REQUEST TO: SHEILA R. BAKER, MCINTOSH BANCSHARES, INC., 210 SOUTH OAK STREET, JACKSON, GEORGIA 30233.

April 21, 2005

PROXY SOLICITED FOR ANNUAL MEETING

OF SHAREHOLDERS OF

MCINTOSH BANCSHARES, INC.

TO BE HELD ON MAY 19, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints William K. Malone and James P. Doyle, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of McIntosh Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 264 Alabama Boulevard, Jackson, Georgia 30233, on May 19, 2005 at 4:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: “FOR” Proposal No. 1 to elect the two identified Class I directors to serve on the Board of Directors each for three-year terms.

1.	PROPOSAL to elect the two identified Class I directors to serve for three-year terms.

☐ John L. Carter	☐ William T. Webb

Dated: ________________________________, 2005

Signature of Shareholder

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Signature of Shareholder

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